Exhibit No. 10.04 — General Release, William F. Plon

MUTUAL RELEASE

This Mutual Release (“Release”), is executed this 31st day of May, 2007, by and between, William Plon (hereinafter referred to as “WP”), and Sibling Entertainment Group, Inc. and any and all affiliates (hereinafter “SEGI”).

RECITALS:

WHEREAS, WP has been the Chief Financial Officer of SEGI under an employment agreement dated December 13, 2006 (the “Employment Agreement”); and

WHEREAS, WP and SEGI have agreed to rescind the Employment Agreement pursuant to a mutual rescission agreement (the “Mutual Rescission Agreement”).

WITNESSETH:

NOW THEREFORE, for and in consideration of the payment of One Dollar ($1.00), and other good and valuable consideration, in hand paid, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. WP hereby releases and forever discharges SEGI, the officers, directors, employees, and affiliates of SEGI from any and all claims, demands, judgments, proceedings, causes of action, orders, obligations, contracts, agreements, liens, accounts, costs and expenses (including attorney’s fees and court costs), debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, matured or unmatured, both at law (including federal and state securities laws) and in equity, which WP or any of his respective affiliates now have, have ever had against SEGI arising contemporaneously with or prior to the date of this Release in connection with the Employment Agreement or on account of or arising out of any matter, cause, event or omission occurring in connection with the Employment Agreement contemporaneously with or prior to the date of this Release exclusive of any provisions included in the Mutual Rescission Agreement.

WP hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against SEGI based upon any matter purported to be released hereby.

2. SEGI hereby releases and forever discharges WP from any and all claims, demands, judgments, proceedings, causes of action, orders, obligations, contracts, agreements, liens, accounts, costs and expenses (including attorney’s fees and court costs), debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, matured or unmatured, both at law (including federal and state securities laws) and in equity, which SEGI or any of SEGI’s respective affiliates now have, have ever had against WP arising contemporaneously with or prior to the date of this Release in connection with the Employment Agreement or on account of or arising out of any matter, cause, event or omission occurring in connection with the Employment Agreement contemporaneously with or prior to the date of this Release.

SEGI hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against WP based upon any matter purported to be released hereby.

3. The provisions of this Agreement must be read as a whole and are not severable and/or separately enforceable by either party hereto.

4. Facsimile execution and delivery of this Release is legal, valid and binding for all purposes.

IN WITNESS WHEREOF, the undersigned have executed this Release in as of day first set forth above.

SIBLING ENTERTAINMENT GROUP, INC.

By: /s/ James S. Cardwell	May 31, 2007
Print: James Cardwell, COO	Date

ACCEPTED AND AGREED:

By: /s/ William Plon	May 31, 2007
Print: William Plon	Date